Exhibit 5.1

JONES DAY

555 CALIFORNIA STREET, 26TH FLOOR — SAN FRANCISCO, CALIFORNIA 94104

TELEPHONE: (415) 626-3939 — FACSIMILE: (415) 875-5700

June 4, 2012

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

Re:	Registration Statement on Form S-8 Filed by Lam Research Corporation

Ladies and Gentlemen:

We have acted as counsel for Lam Research Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 22,529,105 shares of common stock, $0.001 par value (the “Shares”), of the Company that may be issued or delivered and sold pursuant to (1) stock options that were granted under (a) the Novellus Systems, Inc. 2011 Stock Incentive Plan (the “2011 Novellus Plan”); (b) the Novellus Systems, Inc. 2001 Stock Incentive Plan, as amended; (c) the Novellus Systems, Inc. 2001 Non-Qualified Stock Option Plan, as amended; (d) the SpeedFam-IPEC, Inc. 2001 Nonstatutory Stock Option Plan, as amended; (e) the SpeedFam-IPEC, Inc. Amended and Restated 1995 Stock Plan; (f) the GaSonics International Corporation Supplemental Stock Option Plan, as amended; and (g) the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, as amended (collectively with the 2011 Novellus Plan, the “Novellus Plans”), and assumed by the Company pursuant to the Agreement and Plan of Merger among the Company, BLMS Inc. (a wholly-owned subsidiary of the Company) and Novellus Systems, Inc., dated as of December 14, 2011 (the “Merger Agreement”), (2) restricted stock units that were granted under the 2011 Novellus Plan and assumed by the Company pursuant to the Merger Agreement (such assumed restricted stock units, collectively with the assumed stock options granted under the Novellus Plans, the “Assumed Awards”), (3) future awards to be granted under the 2011 Novellus Plan, and (4) the Company’s 1999 Employee Stock Purchase Plan, as amended (the “1999 Plan” and, collectively with the Novellus Plans, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Assumed Awards and the Plans have been authorized by all necessary corporate action and will be, when issued or delivered and sold in accordance with the terms of such Assumed Awards and such Plans, and the authorized forms of award agreements under such Plans, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Assumed Awards, the Plans, and the applicable award agreements under such Plans will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plans under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day